EXHIBIT 16.1

[Comiskey & Company, P.C. Letterhead]

July 1, 2013

U.S. Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01, Changes in Registrant’s Certifying Accountant, in the Form 8-K dated July 1, 2013 of Accelerate Diagnostics, Inc., to be filed with the Securities and Exchange Commission, and are in agreement with the statements therein insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Ernst & Young LLP by Accelerate Diagnostics, Inc.

/s/ Comiskey & Company, P.C.

COMISKEY & COMPANY, PROFESSIONAL CORPORATION